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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (Thousands of dollars)

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
                                                     Six
                                                    Months
                                                    Ended                       Year Ended September 30,
                                                   March 31,    ---------------------------------------------------------
                                                     2004           2003           2002           2001           2000
                                                 ------------   ------------   ------------   ------------   ------------
EARNINGS:
Earnings before income taxes                     $     78,166   $    100,212   $     73,665   $     79,568   $     82,882
Interest expense                                        8,949         17,412         16,365         18,724         18,135
Amortization of debt discount and expense                 112            244            287            264            218
Estimated interest component of rental expense            704          1,434          1,563          1,541          1,318
                                                 ------------   ------------   ------------   ------------   ------------
                                                 $     87,931   $    119,302   $     91,880   $    100,097   $    102,553
                                                 ============   ============   ============   ============   ============

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                 $      8,949   $     17,412   $     16,365   $     18,724   $     18,135
Amortization of debt discount and expense                 112            244            287            264            218
Allowance for funds used during
      construction (capitalized interest)                   8              7             19             12             17
Estimated interest component of rental expense            704          1,434          1,563          1,541          1,318
Preferred stock dividend requirements                       -          1,163          1,550          1,550          1,550
Adjustment required to state preferred stock
      dividend requirements on a pretax basis               -            753          1,012            995            968
                                                 ------------   ------------   ------------   ------------   ------------
                                                 $      9,773   $     21,013   $     20,796   $     23,086   $     22,206
                                                 ============   ============   ============   ============   ============
Ratio of earnings to combined fixed charges
      and preferred stock dividends                      9.00           5.68           4.42           4.34           4.62
                                                 ============   ============   ============   ============   ============
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